                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

                              COMMISSION ONLY



Filed by the Registrant [X]            [ ]  CONFIDENTIAL -- FOR USE OF THE
                                            COMMISSION ONLY (AS PERMITTED BY
Filed by a Party other than the             RULE 14a-6(e)(2))
Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             SUN MICROSYSTEMS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                   REGISTRANT

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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

                             SUN MICROSYSTEMS, INC.
                            ------------------------

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

     We cordially invite you to attend our 1999 Annual Meeting of Stockholders of Sun Microsystems, Inc. The meeting will be held on Wednesday, November 10, 1999 at 10:00 a.m. (registration will begin at 9:00 a.m.), at 10 Network Circle (Building 10), Willow Road at Bayfront Expressway, Menlo Park, California. At the meeting we will:

     1. Elect the Board of Directors;

     2. Vote on an amendment to Sun's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $0.00067 per share, which Sun is authorized to issue from 1,800,000,000 shares to 3,600,000,000 shares;

     3. Vote on amendments to the 1990 Long-Term Equity Incentive Plan to: (i) increase the number of shares of Common Stock reserved for issuance thereunder by 37,000,000 shares of Common Stock to an aggregate of 275,800,000 shares and (ii) extend the term of the plan to October 15, 2010; and

     4. Vote on a shareholder proposal to amend Sun's Bylaws to require that the Board of Directors' Chairperson be an Independent Director; and

     5. Transact any other business as may properly come before the meeting.

     Stockholders who owned Sun stock at the close of business on Tuesday, September 14, 1999 may attend and vote at the meeting. If you cannot attend the meeting, you may vote over the telephone or the Internet as instructed on the enclosed Proxy Card or by mailing the Proxy Card in the enclosed postage-prepaid envelope. Any stockholder attending the meeting may vote in person, even though he or she has already returned a Proxy Card.

     You will notice that this year we have changed the format of the Proxy Statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort. As in previous years, the exhibition of our latest products and technologies will be open before and after the meeting.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Michael H. Morris
                                          Vice President, General Counsel and
                                          Secretary

Palo Alto, California
October 1, 1999

  PLEASE VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR COMPLETE, SIGN AND DATE THE PROXY CARD AS PROMPTLY AS POSSIBLE AND
                      RETURN IT IN THE ENCLOSED ENVELOPE.

                             SUN MICROSYSTEMS, INC.

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Please note that none of the share-related data in this Proxy Statement is adjusted to take into account the proposed Stock Split described in Proposal II below.

     Voting materials, which include the Proxy Statement, Proxy Card and 1999 Annual Report to Stockholders, will be mailed to stockholders on or about October 1, 1999. Our principal executive offices are located at 901 San Antonio Road, Palo Alto, California 94303. Our telephone number is (650) 960-1300.

     Sun will pay the costs of soliciting proxies from stockholders. We have hired Skinner & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Skinner & Co., Inc. a fee of approximately $7,500 for its services and will reimburse Skinner & Co., Inc. for certain out-of-pocket expenses estimated to be not more than $12,000. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Sun, without additional compensation, personally or by telephone. We are soliciting proxies electronically through the Internet from stockholders who are employees of Sun or who previously requested to receive proxy materials electronically through the Internet.

                             QUESTIONS AND ANSWERS

Q: Who can vote at the meeting?

A: The Board set September 14, 1999 as the record date for the meeting. All stockholders who owned Sun Common Stock on September 14, 1999 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on other than the election of Directors. On September 14, 1999, approximately 780,552,918 shares of Sun Common Stock were outstanding.


Q: How many votes do you need to hold the meeting?
A: Shares are counted as present at the meeting if you:

   - are present and vote in person at the meeting; or

   - have properly submitted a proxy card or voted over the telephone or the Internet.

   A majority of Sun's outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum.

Q: What proposals will be voted on at the meeting?
A: There are four proposals scheduled to be voted on at the meeting:

   - Election of the Board of Directors;

   - Amendment to the Restated Certificate of Incorporation;

   - Amendments to the 1990 Long-Term Equity Incentive Plan; and

   - A Shareholder Proposal.

Q: What is the voting requirement to approve each of the proposals?
A: For the election of directors, the seven (7) individuals receiving the highest number of "FOR" votes will be elected. You may give each candidate one vote for each share you hold or you may cumulate your votes and give one candidate a number of votes equal to the number of directors (seven) to be elected multiplied by the number of shares you hold or you can distribute your votes among as many candidates as you wish. However, you cannot cast votes for more than seven directors. If you wish to cumulate your votes, you must notify Sun that you intend to cumulate votes before the voting on the election of Directors takes place. You can only cumulate votes for candidates who have been nominated to the Board of Directors before the voting begins. Proposal II requires the affirmative "FOR" vote of a majority of the shares of outstanding Sun Common Stock on September 14, 1999 and entitled to vote. Proposals III and IV require the affirmative "FOR" vote of a majority of the shares present at the meeting and entitled to vote.


Q: How are votes counted?


A: You may vote either "FOR" or "AGAINST" each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals. If you abstain from voting on the other proposals, it has the same effect as a vote against. If you just sign your Proxy Card with no further instructions, your shares will be counted as a yes vote "FOR" each Director, "FOR" the amendment to the Restated Certificate of Incorporation, "FOR" the amendments to the 1990 Long-Term Equity Incentive Plan and "AGAINST" the Shareholder Proposal. If you do not vote and you hold your shares in a brokerage account in your broker's name (this is called "street name"), your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, Boston EquiServe L.P.


Q: How can I vote my shares in person at the meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed Proxy Card or proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting.


Q: How can I vote my shares without attending the meeting?

A: Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this over the telephone, the Internet or by mail. Please refer to the summary instructions included on your Proxy Card. For shares held in street name, the voting instruction card will be included by your broker or nominee.



        BY TELEPHONE OR THE INTERNET -- If you have telephone or Internet access, you may submit your proxy from anywhere in the world by following the "Vote by Telephone" or "Vote by Internet" instructions on the Proxy Card.



        BY MAIL -- You may do this by signing your Proxy Card or, for shares held in street name, by following the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.


Q: How can I change my vote after I return my proxy?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new Proxy Card with a later date, voting by telephone or on the Internet as instructed above (your latest telephone or Internet proxy is counted) or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.


Q: What is Sun's voting recommendation?
A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board, "FOR" the amendment to the Restated Certificate of Incorporation, "FOR" the amendments to the 1990 Long-Term Equity Incentive Plan and "AGAINST" the Shareholder Proposal.

Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2000.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

GENERAL


     We currently have seven members on our Board of Directors. Proxy holders will vote for the seven nominees listed below. If any nominee is unable or declines to serve as a Director, the current Board will designate the proxies for such nominee to fill the vacancy. If additional individuals are nominated for election as a Director, the vote for the nominees will be determined by the proxy holders. The term of office of each person elected as a Director will continue until the next meeting or until his or her successor has been elected and qualified.


NOMINEES

     The names of the nominees, their ages as of September 14, 1999, and certain other information about them are set forth below:

   NAME OF NOMINEE     AGE                  PRINCIPAL OCCUPATION                    DIRECTOR SINCE
   ---------------     ---                  --------------------                    --------------
Scott G. McNealy.....  44    Chairman of the Board of Directors and Chief                1982
                             Executive Officer, Sun Microsystems, Inc.

James L. Barksdale...  56    Managing Partner, The Barksdale Group, an                   1999
                             investment and advisory group

L. John Doerr........  48    General Partner/Managing Director, Kleiner Perkins          1982
                             Caufield & Byers, a venture capital investment firm

Judith L. Estrin.....  44    Chief Technology Officer, Senior Vice President,            1995
                             Cisco Systems, Inc., a networking company

Robert J. Fisher.....  45    Executive Vice President and Director, The Gap,             1995
                             Inc. and President, Gap Division, The Gap, Inc., a
                             retail clothing company

Robert L. Long.......  62    Independent Management Consultant                           1988

M. Kenneth Oshman....  59    Chairman of the Board of Directors, President and           1988
                             Chief Executive Officer, Echelon Corporation, a
                             provider of control network technologies

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation set forth above during the past five years. There is no family relationship between any Director and any executive officer of Sun.

JAMES L. BARKSDALE

     Mr. Barksdale has been Managing Partner of The Barksdale Group since April 1999. He was President and Chief Executive Officer of Netscape Communications Corporation from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. From January 1992 to January 1995, Mr. Barksdale served as President and Chief Operating Officer of AT&T Wireless Services (formerly McCaw Cellular Communications, Inc.), a cellular telecommunications company. Mr. Barksdale is also a Director of 3Com Corporation, The Robert Mondavi Corporation, Liberate Technologies, Federal Express Corporation, HomeGrocer.com, Respond.com, Inc. and America Online, Inc.

L. JOHN DOERR

     Mr. Doerr is also a Director of Excite@Home, Amazon.com, Inc., HomeStore.com, Inc., Drugstore.com, Inc., Intuit, Inc., Healtheon Corporation and Epicor Software Corporation. He is also a member of the Compensation Committee of Excite@Home, Amazon.com, Inc., HomeStore.com, Inc., Drugstore.com, Inc., Healtheon Corporation and Epicor Software Corporation.

JUDITH L. ESTRIN


     Ms. Estrin has served as Chief Technology Officer, Senior Vice President, Cisco Systems, Inc., since April 1998. She served as the President and Chief Executive Officer of Precept Software, Inc. from March 1995 to April 1998. From September 1994 to March 1995, Ms. Estrin was a computer industry consultant. From October 1993 to September 1994, Ms. Estrin was the Chief Executive Officer of Network Computing Devices, Inc., a supplier of X-terminals and PC-to-UNIX connectivity software. Ms. Estrin is also a Director of Federal Express Corporation and The Walt Disney Company.


ROBERT J. FISHER

     Mr. Fisher has served as Executive Vice President, The Gap, Inc. and President, Gap Division since April 1997. From November 1995 to April 1997, he served as Executive Vice President and Chief Operating Officer of The Gap, Inc. From July 1993 to November 1995, he served as Executive Vice President and Chief Financial Officer of The Gap, Inc. Mr. Fisher is also on the Board of Directors of The Gap, Inc.

ROBERT L. LONG

     Mr. Long retired from Eastman Kodak Company in December 1991 and is currently an independent management consultant.

M. KENNETH OSHMAN

     Mr. Oshman is also a Director of Echelon Corporation and Knight-Ridder,
Inc.

BOARD MEETINGS AND COMMITTEES

     The board held six meetings in 1999. Each Director attended at least 75% of the Board and Committee Meetings during 1999, except for Mr. Doerr who attended 67% of the meetings held by the Board and 50% of the meetings held by the Compensation Committee. The Board has an Audit Committee, Compensation Committee and Nominating Committee. Each committee is described as follows:

 NAME OF COMMITTEES                    FUNCTIONS OF THE                     NUMBER OF MEETINGS
    AND MEMBERS                           COMMITTEES                          IN FISCAL 1999
 ------------------                    ----------------                     ------------------
AUDIT
Robert L. Long*       - recommends to the Board the selection of                    6
James L. Barksdale      independent auditors
Judith L. Estrin      - approves the services performed by the
A. Michael Spence(1)    independent auditors
                      - reviews and evaluates the accounting policies
                        and its system of internal accounting controls
COMPENSATION
L. John Doerr*        - reviews and approves the executive compensation             4
Robert J. Fisher        policies
M. Kenneth Oshman     - administers the employee stock option and stock
                        purchase plans
NOMINATING
M. Kenneth Oshman*    - reviews and makes recommendations regarding
                        candidates for service on the Board
                      - considers nominees recommended by                           0
                        stockholders(2)

---------------
 *  Chairman

(1) Mr. Spence resigned from the Board of Sun effective August 31, 1999.

(2) If you want to recommend a nominee to the Nominating Committee for consideration, you must submit your recommendation in writing to the President or Secretary of Sun at our principal executive offices.

DIRECTOR COMPENSATION


     During fiscal 1999, each Board of Director was paid $1,750 per month and was reimbursed for his or her travel expenses. In addition, the Chairperson of each committee was paid $1,500 for each meeting he or she attended. Beginning in November 1999, each member of the Board will receive $1,000 for each Board meeting they attend, $1,000 for each Committee meeting they attend and an additional $1,000 per meeting attended where they preside as Chairperson.



     Nonemployee Directors participate in Sun's 1988 Directors' Stock Option Plan. In August 1999, the Board amended this plan to (i) eliminate adjustments to the number of shares granted to the nonemployee Directors if Sun effects a forward stock split, stock dividend or similar transaction that increases the number of Sun's shares issued and outstanding without any consideration paid to Sun and (ii) reduce the number of shares granted to nonemployee Directors as described in the next two sentences. Under the Plan, as amended, each nonemployee Director who is a partner, officer or director of an entity having an equity investment in Sun is automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock of Sun on the date he or she becomes a Director. Each nonemployee Director who is not, on the date of his or her appointment to the Board, affiliated with an entity having an equity investment in Sun, is automatically granted a nonstatutory stock option to purchase 20,000 shares of Common Stock on the date he or she becomes a Director of Sun. Following each nonemployee Director's initial appointment, each such Director is automatically granted a nonstatutory stock option to purchase 10,000 shares of Common Stock of Sun on the date of each annual meeting of stockholders, if such nonemployee Director is re-elected to serve on the Board and he or she has served on the Board for at least six months. Prior to the August amendment, each nonemployee Director was entitled to receive an initial automatic option grant of 40,000 shares upon joining the Board, if he or she was a partner, officer or director of an entity having an equity investment in Sun, or 60,000 shares if he or she was not an affiliate of a Sun investor and a subsequent automatic option grant of 40,000 shares at each annual meeting that the nonemployee Director was re-elected as long as he or she had served on the Board for six months or more. The exercise price of each option granted under this plan equals the fair market value of Sun's Common Stock on the date of grant. Options granted pursuant to this plan terminate after five years, vest at a rate of 25% per year and can only be exercised while the optionee is a Director of Sun or within six months after the Director's service terminates due to death or disability or within ninety days after the optionee ceases to serve as a Director of Sun for any other reason.



     During fiscal year 1999, each of the nonemployee Directors of Sun, with the exception of Mr. Barksdale, was granted an option to purchase 40,000 shares of Sun's Common Stock, at an exercise price of $31.47 per share. Upon becoming a Director of Sun, Mr. Barksdale was granted an option to purchase 30,000 shares of Sun's Common Stock at an exercise price of $58.44 per share. The aforementioned grants were made prior to the August 1999 amendment described above. During fiscal year 1999, Messrs. Doerr, Long and Spence exercised options to purchase an aggregate of 134,540 shares of Sun's Common Stock at exercise prices ranging from $3.08 to $9.75 per share, for an aggregate net realized gain of $4,808,333 based on the closing price of Sun's Common Stock on the date of exercise as reported on The Nasdaq Stock Market.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     At June 30, 1999, the Compensation Committee consisted of Messrs. Doerr, Fisher and Oshman. In June 1996, Sun entered into a Limited Partnership Agreement ("Agreement") with KPCB Java Associates L.P., a California limited partnership, as general partner ("KPCB"), and certain other limited partners (the "Partnership"). Pursuant to the Agreement, Sun agreed to make capital contributions of $16,000,000 to the Partnership and, in addition, pay a management fee to KPCB VIII Associates, L.P., a California limited partnership and a general partner of KPCB Java ("KPCB VIII"), equal to $320,000 on an annual basis (the "Management Fee"). Mr. Doerr, a Director of Sun, was a member of the Compensation Committee during the fiscal year ended June 30, 1999 and is a General Partner of KPCB VIII.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows how much Sun Common Stock is owned as of September 14, 1999 by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group. As of September 14, 1999, we are not aware of any stockholders owning 5% or more of Sun's Common Stock.


                                                           NUMBER OF                  PERCENT OF
                                                             SHARES       RIGHT TO    OUTSTANDING
                          NAME                              OWNED(1)     ACQUIRE(2)     SHARES
                          ----                             ----------    ----------   -----------
Scott G. McNealy.........................................  14,327,422     3,447,200     2.27%
Edward J. Zander(3)......................................      86,575     1,218,000         *
William N. Joy...........................................      89,375     1,449,400         *
Michael E. Lehman........................................      24,759       244,000         *
William J. Raduchel(5)...................................      16,000             0         *
James L. Barksdale.......................................           0             0         *
L. John Doerr............................................     639,624       140,000         *
Judith L. Estrin.........................................           0       220,000         *
Robert J. Fisher.........................................      64,400       220,000         *
Robert L. Long...........................................      53,384       100,000         *
M. Kenneth Oshman........................................     690,800       110,000         *
All current Directors and executive officers as a group
  (34) persons(4)........................................  16,839,413    10,658,376     3.48%


---------------
 *  Less than 1%.

(1) Excludes shares that may be acquired through option exercises.

(2) Shares that can be acquired through stock option exercises within 60 days.

(3) Includes 2,800 shares held by minor children.


(4) Includes 3,321 shares and options exercisable into 1,800 shares within 60 days held by minor children and spouse.



(5) Mr. Raduchel resigned his employment with Sun effective September 13, 1999.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows compensation information for Sun's Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years:

                           SUMMARY COMPENSATION TABLE


                                  ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                             -----------------------------   -------------------------------------------------------
                                                                            SECURITIES
                                                              RESTRICTED    UNDERLYING                   ALL OTHER
         NAME AND                                 BONUS      STOCK AWARDS    OPTIONS        LTIP        COMPENSATION
    PRINCIPAL POSITION       YEAR   SALARY(1)   ($)(1)(2)       ($)(3)        (#)(4)     PAYOUTS ($)       ($)(6)
    ------------------       ----   ---------   ----------   ------------   ----------   -----------    ------------
Scott G. McNealy...........  1999   $116,154    $3,622,500            --     100,000             --        5,583
Chairman of the Board        1998    698,846       998,760            --     800,000     $1,209,608(4)     3,446
of Directors and Chief       1997    650,000     1,916,850            --     600,000        386,943(5)     6,000
Executive Officer

Edward J. Zander...........  1999    750,000     1,630,125            --     500,000             --        7,553
President and Chief          1998    665,192       522,467    $1,020,296     400,000        333,676(4)     6,400
Operating Officer            1997    550,000       527,134            --     260,000        179,120(5)     6,000

William N. Joy.............  1999    398,519       471,393     1,199,750     570,000             --        6,496
Founder and Chief            1998    344,538       187,593            --     130,000        222,451(4)     2,653
Scientist                    1997    324,519       231,752            --     300,000             --        6,400

Michael E. Lehman..........  1999    600,000       869,400            --     100,000             --        6,400
Vice President, Corporate    1998    496,019       302,185            --     200,000        311,424(4)     6,400
Resources and Chief          1997    380,000       364,202            --     170,000         60,894(5)     6,000
Financial Officer

William J. Raduchel(7).....  1999    400,000       581,149            --      75,000             --        6,400
Chief Strategy Officer       1998    391,288       229,480            --     150,000        278,063(4)     6,400
                             1997    370,000       354,617            --     150,000         71,648(5)     6,000


---------------
(1) Mr. McNealy elected to defer 50% of his salary from July 1997 through December 1997, 80% of his salary from January 1998 through June 1998 and 100% of his FY'98 bonus, 20% of his FY'99 salary and 100% of his FY'99 bonus until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Joy elected to defer 80% of his salary from October 1997 to June 1998, 100% of his FY'98 bonus, 60% of his FY'99 salary and 100% of his FY'99 bonus until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Lehman elected to defer $50,000 of his FY'98 bonus until he retires, as defined in Sun's Non-Qualified Deferred Compensation Plan; Mr. Zander elected to defer 100% of his FY'98 bonus until January 2007. For a description of the Non-Qualified Deferred Compensation Plan, see "Report of Compensation Committee of the Board on Executive
    Compensation -- Long-Term Incentives -- Deferred Compensation Plan."

(2) Amount includes bonus' earned in fiscal year 1999 and paid in fiscal year 2000.

(3) The value of a restricted stock award is determined by multiplying the number of shares by the closing price on the date of grant and subtracting any consideration paid.

    As of June 30, 1999, 2,041,914 shares of Sun's restricted Common Stock were outstanding, having an aggregate value of $140,628,476. As of June 30, 1999, Mr. Zander held 50,000 shares of restricted Common Stock having an aggregate value of $3,446,875, which shares are subject to Sun's Repurchase Option, which expires as to 25,000 of such shares on July 12, 2000 and as to the remaining 25,000 shares on January 12, 2003; Mr. Joy held 50,000 shares of restricted Common Stock having an aggregate value of $3,446.875, which shares are subject to Sun's Repurchase option, which expires as to 25,000 of such shares on February 12, 2001 and as to the remaining 25,000 shares on August 12, 2003. For purposes of this footnote, the aggregate value of shares of restricted Common Stock held by an executive officer is calculated using the closing price of Sun's Common Stock as reported on June 30, 1999 on The Nasdaq Stock Market, less any consideration paid. Additionally, Sun's "Repurchase Option," referenced above, refers to Sun's option to repurchase shares of the restricted Common Stock at the original purchase price paid by the executive officer upon termination of the officer's employment before the applicable vesting dates. All of the above executive officers will receive the same dividends on all shares of restricted

    Common Stock as received by all other stockholders of Sun; however, Sun has never paid and does not currently anticipate paying any cash dividends in the foreseeable future.


(4) This dollar amount reflects the amount earned by such executive officer in connection with the vesting of certain Book Value Units ("BVUs") granted to the officer under the 1990 Long-Term Equity Incentive Plan. These BVUs were granted in December 1990, became fully vested on July 1, 1998 and are payable in cash only. The BVUs accrue value based on Sun's reported fiscal year end earnings per share amounts. The amount listed was the value attributable to the fully-vested BVUs on September 15, 1998. These BVUs continue to accrue value until exercised. As of September 14, 1999, the value attributable to these BVUs was $1,627,679 for Mr. McNealy, $299,335 for Mr. Joy, $419,060 for Mr. Lehman, $374,169 for Mr. Raduchel and $449,003 for Mr. Zander. An executive officer may exercise all or a portion of his or her BVUs until the end of the permitted exercise period, which is August 31, 2000. The executive officers are under no obligation to exercise the units immediately, however, any units not exercised by August 31, 2000 will be automatically paid.


(5) Amount stated reflects the earned payment of certain "EPS Growth Awards" granted in November 1991 by Sun to certain key employees, including executive officers. These EPS Growth Awards were payable in cash only and were valued based on Sun achieving certain financial results over the course of two performance periods (the two and one-half year period that began on the date of grant and ended June 30, 1994 and the three-year period thereafter which ended June 30, 1997), and were paid on September 12, 1997.


(6) Amounts stated reflect contributions made by Sun to such executive officer's account under Sun's 401(k) Plan, and for Messrs. McNealy and Zander $1,153 for reimbursement of taxes paid.



(7) Mr. Raduchel resigned his employment with Sun effective September 13, 1999.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the stock option grants made to the executive officers named in the Summary Compensation Table during the last fiscal year:

                      OPTIONS GRANTED IN FISCAL YEAR 1999


                                                    INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                               -----------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                               NUMBER OF       % OF TOTAL                                      RATES OF STOCK PRICE
                               SECURITIES       OPTIONS                                       APPRECIATION FOR OPTION
                               UNDERLYING      GRANTED TO                                             TERM(1)
                                OPTIONS       EMPLOYEES IN     EXERCISE PRICE   EXPIRATION   -------------------------
            NAME               GRANTED(#)     FISCAL YEAR       ($/SH)(4)(5)       DATE         5%($)        10%($)
            ----               ----------   ----------------   --------------   ----------   -----------   -----------
Scott G. McNealy.............    100,000(2)       0.47%           $50.1250       4/20/09     $ 3,844,615   $ 9,090,975

Edward J. Zander.............    500,000(3)       2.32%            50.1250       4/20/09      19,223,073    45,454,873

William N. Joy...............     70,000(2)       0.33%            23.9375       8/12/08       1,060,918     2,681,862
                                 500,000(3)       2.32%            50.1250       4/20/09      19,223,073    45,454,873

Michael E. Lehman............    100,000(2)       0.47%            50.1250       4/20/09       3,844,615     9,090,975

William J. Raduchel..........     75,000(2)       0.35%            50.1250       4/20/09       2,883,461     6,818,231


---------------
(1) Potential realizable value assumes that Sun's Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the option expires. These numbers are calculated based on the Securities and Exchange Commission's requirements and do not represent an estimate by Sun of future stock price growth.

(2) Stock options have a ten year term and vest at a rate of 20% per year. See also "Employment Contracts and Change-In-Control Arrangements."


(3) Stock options have a ten year term and vest at a rate of 33 1/3% per year on the third, fourth and fifth anniversary of the option grant date. See also "Employment Contracts and Change-In-Control Arrangements."


(4) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares, pursuant to a subscription agreement or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Sun, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(5) Options were granted at an exercise price equal to the fair market value of Sun's Common Stock, as determined by the closing price reported on The Nasdaq Stock Market on the date of grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table shows stock option exercises and the value of unexercised stock options held by the executive officers named in the Summary Compensation Table during the last fiscal year.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                     AND FISCAL 1999 YEAR-END OPTION VALUES

                                                                         NUMBER OF
                                                                        SECURITIES                   VALUE OF
                                                                        UNDERLYING                  UNEXERCISED
                                                                        UNEXERCISED                IN-THE-MONEY
                                                                        OPTIONS AT                  OPTIONS AT
                        SHARES ACQUIRED                             FISCAL YEAR-END(#)         FISCAL YEAR-END($)(1)
         NAME           ON EXERCISE(#)    VALUE REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----           ---------------   --------------------   -------------------------   -------------------------
Scott G. McNealy......            0           $      0.00           3,087,200/1,940,000      $193,764,046/102,033,752
Edward J. Zander......      242,920            10,150,782           1,142,000/1,408,000         70,556,659/58,935,376
William N. Joy........            0                  0.00           1,419,400/1,606,000         88,930,313/72,984,377
Michael E. Lehman.....      232,000             8,583,680               148,000/690,000          8,125,875/34,747,938
William J. Raduchel...      302,048             9,361,729               160,000/609,000          9,219,063/31,758,563

---------------
(1) Market value of underlying securities at exercise date or fiscal year end, as the case may be, minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS


     Sun currently has no employment contracts with any of Sun's executive officers. Sun did adopt an executive management group change-of-control plan in October 1990 and has entered into "change-of-control" agreements with each of the executive officers named in the Summary Compensation Table. Certain immaterial changes were made to these agreements in November 1996. Each officer is eligible to receive, if his employment is terminated within one year following a change-of-control of Sun, other than for just cause (as defined), death, disability (as defined), retirement or resignation other than for good reason (as defined), an amount equal to two and one-half times his or her annual compensation (or, in the case of Mr. McNealy, an amount equal to three times his annual compensation), continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. For purposes hereof, "annual compensation" means wages, salary and incentive compensation for the calendar year immediately preceding the year in which the above-described severance payment becomes payable. In addition, pursuant to the terms of these agreements, a "change-of-control" includes (i) a merger or acquisition of Sun resulting in a 50% or greater change in the total voting power of Sun immediately following such transaction, or (ii) certain changes in the majority composition of the Board of Directors during a thirty-six month period, not initiated by the Board of Directors. Additionally, under Sun's Non-Qualified Deferred Compensation Plan, in the event of a participant's death, while the participant is an employee, a participant's beneficiaries are entitled to receive an amount (not to exceed $3,000,000) equal to the participant's account balance plus two times the amount of compensation the participant deferred under the plan. See "Report of Compensation Committee of the Board on Executive Compensation" for a description of the Non-Qualified Deferred Compensation Plan.

CERTAIN TRANSACTIONS WITH MANAGEMENT

     In September 1998, Michael A. Murray, received an interest-free loan from Sun in the amount of $100,000, payable in full on or before July 31, 2003. This loan was made for the purchase of his residence. As of fiscal year end, the entire $100,000 amount remained outstanding.

     As part of the executive management group change-of-control plan, Sun entered into individual change-of-control agreements with each of its corporate executive officers, in addition to the executive officers named in the Summary Compensation Table, containing substantially the same terms as the change-of-control agreements described under the heading "Employment Contracts and Change-In-Control Arrangements."

     Sun also adopted the Executive Change of Control Severance Plan ("Severance Plan") in June 1990. This Severance Plan was amended in November 1996, renamed the Vice President Change of Control Plan and currently covers all employees who are Vice Presidents of Sun (and are not otherwise covered above). The Severance Plan provides that in the event that any such individual is terminated within one year after the date of any "change-of-control," other than for just cause (as defined), death, voluntary retirement at or after age 65, total or permanent disability or resignation other than for good reason (as defined), such individual is entitled to two times his or her annual compensation, continuation of health benefits, group term life insurance for twenty-four months and the acceleration of vesting for all options held. For purposes of this Severance Plan, a "change-of-control" is defined similarly as described under the heading "Employment Contracts and Change-In-Control Arrangements."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Sun believes that during fiscal year 1999, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of Sun's Common Stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, except that William N. Joy filed one Form 4 with respect to a distribution of 455 shares received by Mr. Joy after the applicable deadline.

                        REPORT OF COMPENSATION COMMITTEE
                     OF THE BOARD ON EXECUTIVE COMPENSATION

     The following is the Report of the Compensation Committee of Sun describing the compensation policies and rationale applicable to Sun's executive officers. This information shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Sun specifically incorporates it by reference into a filing.

COMPENSATION PHILOSOPHY

     Sun's philosophy in setting its compensation policies for executive officers is to maximize stockholder value over time. The Compensation Committee sets Sun's compensation policies applicable to the executive officers, including the Chief Executive Officer, and evaluates the performance of such officers. The Committee strongly believes that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value and has adopted the following guidelines for compensation decisions:

     - Provide a competitive total compensation package that enables Sun to attract and retain key executive talent.

     - Align all pay programs with Sun's annual and long-term business strategies and objectives.

     - Provide variable compensation opportunities that are directly linked to the performance of Sun and that link executive reward to stockholder return.


     The Committee also believes that it is in the best interests of stockholders for Sun's executive officers (as well as for the members of the Board of Directors and certain other individuals) to own Sun stock. During fiscal 1999, the Committee established stock ownership guidelines, applicable to these covered individuals, reflecting the Committee's expectations as to the number of shares of Sun's Common Stock such individuals should hold depending on their position.


COMPONENTS OF EXECUTIVE COMPENSATION

     The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

     - Base Salary

     - Annual Incentive Bonus

     - Long-Term Incentives

BASE SALARY


     The Committee intends to compensate its executive officers, including the Chief Executive Officer, competitively within the industry. In order to evaluate Sun's competitive position in the industry, the Compensation Committee reviews and analyzes the compensation packages, including base salary levels, offered by other high technology companies, including companies in the S&P Computers (Hardware) Index as shown in the Performance Graph below. In addition, the Committee, together with the Board of Directors, will also subjectively evaluate the level of performance of each executive officer, including Mr. McNealy, in order to determine current and future appropriate base pay levels. In prior years, for the Chief Executive Officer, the Committee targeted the lower-end of the base salary range determined by its aforementioned competitive analysis, giving more significant emphasis to annual bonus and longer-term incentives for Mr. McNealy's total compensation package. In this regard, over the last three fiscal years the Committee has tied a substantial portion of Mr. McNealy's compensation to his annual bonus. In particular, for fiscal 1999, the Committee reduced Mr. McNealy's base salary to $100,000, such that his annual bonus comprised the vast majority of his annual compensation. This focus has allowed the Committee to directly compensate Mr. McNealy for corporate performance, while ultimately paying Mr. McNealy competitively by industry standards. See "Annual Incentive Bonus" below. With respect to the other corporate executive officers of Sun, the Committee has targeted the higher end of the industry competitive base salary range, linking a lesser (yet still significant) portion of these executives' total compensation to an annual bonus. See "Annual Incentive Bonus" below. The Committee also emphasizes longer-term compensation incentives for these executives as it believes that these longer-term incentives help motivate the executives to better achieve Sun's corporate performance goals, thereby more directly contributing to stockholder value.


ANNUAL INCENTIVE BONUS

     During the fiscal year, the executive officers of Sun were eligible for a target annual incentive bonus, calculated by the Committee as a percentage of the officers' base salary, under the terms of Sun's Section 162(m) Executive Officer Performance-Based Bonus Plan (the "Section 162(m) Plan"). All corporate executive officers, other than Mr. McNealy, were eligible for target bonuses ranging from 42% to 150% of their base salary, depending on their position. Mr. McNealy was eligible for a target bonus of 2500% of his base salary. During the last fiscal year, bonuses awarded under the Section 162(m) Plan to the executive officers, including Mr. McNealy, were calculated based on the achievement by Sun of certain earnings per share ("EPS") and revenue goals and certain corporate performance goals based on business, operations and management objectives and, additionally, certain customer quality and satisfaction goals set by the Committee at the beginning of the fiscal year. The successful completion of these goals was measured objectively in accordance with a scoring system assigned to each goal by the Committee. The EPS and revenue targets, as well as the corporate performance goals and the customer quality and satisfaction goals are all based on confidential information and are competitively sensitive to Sun as they are derived from Sun's internal projections and business plan. At fiscal year end, the Committee calculated a bonus multiplier (the "Year-End Multiplier") based on a comparison of Sun's actual performance with respect to these corporate, quality, EPS and revenue measures against the relevant targets for fiscal 1999. This multiplier can range from zero to a maximum multiplier of two. At June 30, 1999, the Committee calculated a Year-End Multiplier applicable to executive officers (including the Chief Executive Officer) of 1.449. This multiplier may be different for certain officers, whose performance is also measured by specific business unit or function goals. Mr. McNealy's annual bonus of $3,622,500 reflects his targeted bonus amount multiplied by the Year-End Multiplier. Elements of Sun's financial performance for fiscal year 1999 that directly affected Mr. McNealy's bonus calculation (as well as the bonus calculation for the other officers) included revenue growth of 20% compared with fiscal year 1998, and earnings per share of $1.42 for fiscal year 1999 compared with $1.15 for the previous fiscal year (exclusive of one time items reported for fiscal years 1998 and 1999).

LONG-TERM INCENTIVES

     OPTIONS AND RESTRICTED STOCK. The Committee provides Sun's executive officers with long-term incentive through grants of stock options and, in some cases, restricted stock. The Committee is responsible for determining who should receive the grants, when the grants should be granted, the exercise price per share and the number of shares to be granted. The Committee considers grants of options to executive officers during each fiscal year. The Committee made no other long-term performance awards during the last fiscal year. Long-term incentive awards are granted based on individual or corporate performance as determined by the Committee.

     The Committee believes that stock options provide Sun's executive officers with the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock. The Committee believes that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods in order to encourage key employees to continue to be employed by Sun. All options to executive officers to date have been granted at the fair market value of Sun's Common Stock on the date of the grant. The Committee considers the grant of each option subjectively, considering factors such as the individual performance of executive officers and competitive compensation packages in the industry. Mr. McNealy's option grants are also determined by the Committee. For fiscal year 1999, the

Committee reduced the number of options granted to Mr. McNealy when compared to option grants in previous fiscal years. The Committee took this action in light of Mr. McNealy's request that the Committee grant a greater number of options to other key executives, such as Mr. Zander and Mr. Joy. The Committee viewed the increased grants, including the vesting schedule, to Mr. Joy and Mr. Zander as beneficial performance incentives. See "Summary Compensation Table" regarding vesting schedules.


     The Committee also makes restricted stock awards which can be similarly beneficial to executives as the value of the award increases with an increasing stock price. The use of restricted stock has been primarily limited within the last several fiscal years to specific cases in which a newly hired senior executive receives a grant in order to replace vested benefits and/or an equity position at a prior employer, to award an executive officer for extraordinary performance or to aid in retention. During the last fiscal year, the Committee granted to Mr. Joy 50,000 shares of restricted stock at a purchase price of $.005 per share in connection with his promotion to Chief Scientist. For information regarding the valuation and vesting of this restricted stock award, see "Summary Compensation Table."

     DEFERRED COMPENSATION PLAN. In June 1995, the Committee approved another component of Sun's executive compensation program, the Non-Qualified Deferred Compensation Plan (the "Deferred Plan"). The Committee last amended the Deferred Plan on December 16, 1998. The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan available to Board of Director members, executive officers and other members of Sun management, and enables such individuals to save for retirement by deferring a portion of their current compensation. Under the Deferred Plan, participants are entitled to defer compensation until termination of service with Sun or other specified dates. Participants may elect to have their deferred amounts credited with earnings based on various investment choices made available by the Committee for this purpose. Participants' dependents are also eligible to receive a pre-retirement death benefit. The purpose of this Deferred Plan is to encourage participants to remain in the service of Sun as benefits of the Deferred Plan increase over time.

DISCUSSION OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR

     The Committee has considered the implications of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted under the Revenue Reconciliation Act of 1993. This Section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its Chief Executive Officer or any of its four other highest-paid officers. This Section also provides for certain exemptions to this limitation, specifically compensation that is performance based within the meaning of
Section 162(m).

     In order to qualify compensation derived by executive officers from stock options as performance-based compensation, as contemplated by the Internal Revenue Service, certain amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by the requisite stockholders at Sun's 1994 Annual Meeting of Stockholders.

     Additionally, with respect to other forms of compensation granted by this Committee to such executive officers, the Committee approved the Section 162(m) Performance-Based Executive Bonus Plan and submitted this Plan to stockholders for the purpose of qualifying bonus payments to executives under Section 162(m), thereby preserving the deductibility of such payments. Stockholder approval of this Plan was obtained at Sun's 1995 Annual Meeting of Stockholders. The Committee, however, reserves the right to award compensation to its executives in the future that may not qualify under Section 162(m) as deductible compensation. The Committee will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

SUMMARY

     The Compensation Committee believes that its executive compensation philosophy serves the interests of Sun and Sun's stockholders.

L. John Doerr
Robert J. Fisher
M. Kenneth Oshman

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of Sun's Common Stock with the cumulative return of the S&P 500 Index and the S&P Computers (Hardware) Index for the period commencing June 30, 1994 and ending on June 30, 1999. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, as amended, except to the extent that Sun specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                                    SUN MICROSYSTEMS,                                        S & P COMPUTERS
                                                          INC.                      S & P 500                  (HARDWARE)
                                                    -----------------               ---------                ---------------
6/94                                                       100                         100                         100
6/95                                                       235                         126                         166
6/96                                                       571                         159                         186
6/97                                                       722                         214                         285
6/98                                                       842                         279                         400
6/99                                                      2672                         342                         718

---------------
* $100 invested on 6/30/94 in stock or index including reinvestment of dividends. Fiscal year endings shown above on June 30.

                                  PROPOSAL II

             AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

INTRODUCTION

     Sun's Restated Certificate of Incorporation, as currently in effect (the "Certificate"), authorizes Sun to issue up to 1,800,000,000 shares of Common Stock (the "Common Stock"), par value $0.00067 per share, and 10,000,000 shares of Preferred Stock, (the "Preferred Stock"), par value $0.001 per share. On September 17, 1999, Sun's Board of Directors approved an amendment to the Certificate (the "Amendment") in order to increase the number of shares of Common Stock authorized for issuance under the Certificate by 1,800,000,000 shares to a total of 3,600,000,000 shares. The text of the Amendment is set forth as Exhibit A to this Proxy Statement. On September 17, 1999, the Board of Directors approved a two-for-one stock split (to be effected in the form of a stock dividend), subject to obtaining stockholder approval of the Amendment. If the stockholders approve the Amendment, Sun will then effect the two-for-one stock split (in the form of a stock dividend), to be paid on December 7, 1999 to stockholders of record on November 11, 1999 (the "Stock Split"). If the Amendment is adopted, it will become effective upon the filing of the Amendment with the Delaware Secretary of State.

PROPOSED STOCK SPLIT

     In connection with the Stock Split, each holder of shares of Sun's Common Stock would receive one additional share for each share held. In addition, the number of shares of Common Stock reserved for issuance or subject to outstanding options granted under Sun's employee stock plans (the "Employee Stock Plans") would increase by 100% (and the exercise prices of outstanding options would correspondingly decrease by 50%). Stockholders are not being asked to vote on the Stock Split, but the Stock Split will not take place unless the authorized number of shares of Common Stock is increased as described in this proposal. Without this increase in authorized shares, Sun would not have enough authorized but unissued shares of Common Stock to double the number of its outstanding shares (including shares granted or reserved for issuance under its Employee Stock Plans) as a result of the Stock Split.

CURRENT USE OF SHARES


     As of September 14, 1999, Sun has approximately 780,552,918 shares of Common Stock outstanding and approximately 225,047,168 shares reserved for issuance under Sun's Employee Stock Plans, of which, approximately 105,077,376 are covered by outstanding options and approximately 119,969,792 are available for grant or purchase. Therefore, Sun's total share requirement prior to the Stock Split is 1,005,600,086 shares (the "Share Requirement"). In addition, as of September 14, 1999, 10,000,000 shares of Common Stock were set aside for issuance with respect to the possible conversion of Sun's authorized but unissued shares of Preferred Stock. Sun has two shelf registration statements on file with the Securities and Exchange Commission relating to the registration for public offering of senior and subordinated debt securities and common and preferred stock with an aggregate initial public offering price of up to $2,500,000,000 remaining and available for issuance thereunder. These shelf registration statements have been declared effective by the Securities and Exchange Commission, one on October 24, 1997 and one on July 14, 1999. Sun may choose to offer, from time to time, the debt securities and common and preferred stock in one or more separate series, in amounts, at prices and on terms to be set forth in the prospectus contained in the registration statements and in one or more supplements to the prospectus. In connection with Sun's proposed acquisition of Forte Software, Inc., Sun filed a registration statement on Form S-4, registering up to 24,500,000 shares of Common Stock to be issued to holders of Forte Common Stock upon exchange of their Forte shares. In addition, Forte options outstanding as of August 23, 1999 would convert into approximately 1,407,000 shares of Sun Common Stock upon the closing of the acquisition. Sun also wishes to increase the number of shares of its Common Stock reserved for issuance under its 1990 Long-Term Equity Incentive Plan by 37,000,000 shares as described in more detail in Proposal III. In the event stockholder approval of this proposal and Proposal III is obtained and assuming the proposed Forte acquisition closes, following the effectiveness of the Amendment and the Stock Split, the Share Requirement would increase to 2,137,014,172 and, accordingly, Sun would have a total of 1,462,985,828 authorized and unissued shares remaining available pursuant to its Certificate.

PURPOSE OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in Sun's best interest to declare the Stock Split in order to lower the per share market price of Sun's Common Stock and increase its trading activity and broaden the marketability of Sun's Common Stock. The proposed Amendment would be necessary in order to ensure that there is a sufficient number of authorized shares of Common Stock to effect the Stock Split and to have a sufficient number of shares of Common Stock available for future issuances. As noted above, the Board of Directors has approved the Stock Split subject to the approval of the Amendment.

     The Board of Directors also believes that the availability of additional authorized but unissued shares of Common Stock will provide Sun with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future. Such future activities may include, without limitation, raising equity capital, adopting additional Employee Stock Plans or reserving additional shares for issuance under its existing Employee Stock Plans, and making additional acquisitions through the use of stock. Other than with respect to the foregoing Stock Split, the proposed Forte acquisition, the amendment to the 1990 Long-Term Equity Incentive Plan and as permitted or required under Sun's existing Employee Stock Plans, and outstanding options, the Board of Directors has no immediate plans, understandings, agreements, or commitments to issue additional shares of Common Stock for any purposes.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available, taking into account the Stock Split, should Sun decide to use its shares for one or more of such previously mentioned purposes or otherwise. Sun reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     If the stockholders approve the proposed Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders of Sun, except as provided under Delaware corporate law or under the rules of any national securities exchange on which shares of Common Stock of Sun are then listed. Under Sun's Certificate, Sun's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by Sun, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of Sun in order to maintain their proportionate ownership of Sun's Common Stock. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders.

     In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of Sun by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of Sun and our stockholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the proposed Amendment may limit the opportunity for Sun's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting Sun's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Sun's business. However, the Board of Directors is not aware of any attempt to take control of Sun and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

     Sun adopted a Common Shares Rights Agreement in April 1989, which was amended, restated and renamed the Second Amended and Restated Shares Rights Agreement in February 1998 and subsequently amended in April 1999 (the "Rights Agreement"). The Rights Agreement is designed to protect stockholders from proposed takeovers and other abusive takeover tactics, which the Board of Directors believes are not in the best interest of stockholders, by providing stockholders with certain rights to acquire capital stock of Sun or of an acquiring entity upon the occurrence of certain events. A copy of the Rights Agreement was filed (as amended and restated) on February 13, 1998 and a copy of the subsequent amendment was filed on April 15, 1999 with the Securities and Exchange Commission. Although the Rights Agreement provides for the issuance of Sun's Preferred Stock in the event rights become exerciseable under the terms of the Rights Agreement, Sun may, under certain circumstances, be required to issue a substantial number of shares of Common Stock. A failure to have a sufficient number of shares available could result in a delay or failure of implementation of the Rights Agreement. An increase in the authorized number of shares of Common Stock could therefore make a change in control of Sun more difficult by facilitating the operation of the Rights Agreement.

EFFECT OF THE STOCK SPLIT

     No change in total stockholders' equity will result from the Stock Split. The amount of capital represented by the outstanding shares of Common Stock will be increased by $0.00067 for each share issued to effect the Stock Split and Sun's retained earnings will be reduced by the same amount. After the Stock Split, purchases and sales of Common Stock by an individual stockholder may be subject to higher brokerage charges and applicable stock transfer taxes than on a pre-split transaction of equivalent market value, due to the greater number of shares of Common Stock involved after the Stock Split. In addition, Sun will incur certain expenses in connection with the Stock Split, such as the cost of preparing and delivering to stockholders new certificates representing additional shares.

     Sun has been advised that, based on current tax law, the Stock Split should not result in any gain or loss for federal income tax purposes. The tax basis of every share held before the Stock Split will be allocated between the two shares held as a result of the distribution, and the holding period of the new shares will include the holding period of the shares with respect to which they were issued. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and stockholders subject to such laws are urged to consult their tax advisers.

     As noted above, the Stock Split is contingent on stockholder approval of the Amendment, but stockholders are not being asked to vote on the Stock Split.

     MANAGEMENT RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

                                  PROPOSAL III

               AMENDMENTS TO 1990 LONG-TERM EQUITY INCENTIVE PLAN

GENERAL

     The stockholders are being asked to approve amendments to Sun's 1990 Long-Term Equity Incentive Plan ("1990 Incentive Plan") in order to (i) increase the number of shares reserved for issuance thereunder by 37,000,000 shares of Common Stock to an aggregate of 275,800,000 shares and (ii) extend the duration of the 1990 Incentive Plan by ten (10) years to October 15, 2010. The 1990 Incentive Plan was adopted by the Board of Directors on October 16, 1990, approved by the stockholders on December 13, 1990 and a total of 79,200,000 shares were reserved for issuance thereunder. On November 2, 1994, the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 106,000,000 shares at the 1994 Annual Meeting of Stockholders. On November 1, 1995, the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 202,800,000 shares at the 1995 Annual Meeting of Stockholders. At the 1998 Annual Meeting of Stockholders the number of shares reserved for issuance under the 1990 Incentive Plan was increased to 238,800,000.


     As of September 14, 1999, 61,810,562 shares of Common Stock were available for issuance under the 1990 Incentive Plan (exclusive of the increase in shares subject to stockholder approval at this meeting). Options to purchase 99,843,809 shares were outstanding and 74,414,085 shares of Common Stock had been issued upon the exercise of options granted under the 1990 Incentive Plan at an average exercise price per share of $26.25. Additionally, as of September 14, 1999, 3,078,600 restricted shares of Common Stock have been issued and sold ("Stock Purchase Rights"), at purchase prices of $0.00067 or $0.01 per share, of which 899,400 shares were subject to Sun's repurchase option.


     The 1990 Incentive Plan authorizes the Board of Directors, or its committee, to grant incentive and nonstatutory stock options as well as Stock Purchase Rights, stock appreciation rights (in connection with options) and long-term performance awards. The provisions of these options, rights and awards are outlined below. The 1990 Incentive Plan is structured to allow the Board of Directors or its committee broad discretion in creating employee equity incentives in order to assist Sun in attracting, retaining and motivating the best available talent for the successful conduct of our business. The Board of Directors believes the remaining shares under the 1990 Incentive Plan are insufficient to accomplish these purposes. In addition, the 1990 Incentive Plan currently terminates in October 2000. Therefore, the Board is proposing to (i) increase the number of shares reserved under the 1990 Incentive Plan by 37,000,000 to 275,800,000 shares and (ii) extend the duration of the 1990 Incentive Plan to October 15, 2010.

SUMMARY OF THE 1990 INCENTIVE PLAN

     PURPOSE

     The purpose of the 1990 Incentive Plan is to provide an additional incentive to eligible employees and consultants whose present and potential contributions are important to the continued success of Sun, to afford them an opportunity to acquire a proprietary interest in Sun and to enable Sun to enlist and retain in its employ the best available talent for the successful conduct of its business.

     ELIGIBILITY


     Officers, consultants and other employees of Sun and its subsidiaries and affiliates whom the Board deems to have the potential to contribute to the future success of Sun shall be eligible to receive awards under the 1990 Incentive Plan. As of September 14, 1999, there were over 29,000 employees and 5,000 consultants eligible to receive awards under the 1990 Incentive Plan.

     ADMINISTRATION

     The 1990 Incentive Plan is administered by the Board of Directors or a committee appointed by the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board). All questions of interpretation or application of the 1990 Incentive Plan are determined in the sole discretion of the Board or its committee, and its decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the 1990 Incentive Plan, but may not vote on any matter affecting the administration of the 1990 Incentive Plan or the grant of any option or other award pursuant to the 1990 Incentive Plan. No member of the Board who is eligible to participate in the 1990 Incentive Plan may be a member of the committee appointed to administer the 1990 Incentive Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the 1990 Incentive Plan, other than the compensation received for attending meetings of the Compensation Committee as described in "Election of Directors -- Director Compensation."

     STOCK OPTIONS

     The 1990 Incentive Plan permits the granting of non-transferable stock options that either are intended to qualify as ISOs or are not intended to so qualify NSOs.

     Except for NSOs granted by the Board under Sun's Special Reserve (as defined below), the option exercise price for each share covered by an option must be equal to or greater than the fair market value of a share of Common Stock on the date of grant of such option. However, a NSO granted by the Board to an employee in lieu of reasonable salary or compensation may be granted at an exercise price less than the fair market value of Sun's Common Stock on the date of grant (but no less than 85% of such fair market value). Provided, further, that in the case of an ISO, the price shall be in no event less than 100% of the fair market value of a share of Common Stock at the time such option is granted.

     In August 1995, the Board established a number of shares equal to 3% of the total number of shares reserved for issuance under the 1990 Incentive Plan at any one time (such number to include all increases approved by the stockholders subsequent to such date) which may be granted free of the specific restrictions referenced herein (the "Special Reserve"). Therefore, notwithstanding the paragraph above, the Board may grant NSOs at exercise prices less than the fair market value of Sun's Common Stock on the date of grant (without limitation) subject to Sun's Special Reserve.

     The term of each option will be fixed by the Board but may not exceed ten years from the date of grant in the case of ISOs. The Board will determine the time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Board.

     The exercise price of options granted under the 1990 Incentive Plan, including applicable withholding, must be paid in full by cash, check, promissory note, Common Stock with a fair market value on the exercise date equal to the aggregate exercise price of the options or delivery of an irrevocable subscription agreement. The Board has authorized as payment the delivery of a properly executed exercise notice and irrevocable instructions to a broker to promptly deliver to Sun the amount of sale or loan proceeds required to pay the exercise price. The Board may also authorize payment by any combination of the foregoing methods.

     Under the 1990 Incentive Plan, in the event of termination of an optionee's employment or consultancy for any reason, including retirement, an option may thereafter be exercised (to the extent it was exercisable on the date of termination or as otherwise set forth in the terms of the option) within such time period as is determined by the Board (which shall be no more than 90 days in the case of an ISO), subject to the stated term of the option. If the Board has determined that an employee was discharged for just cause, such employee shall have no further rights under the 1990 Incentive Plan. If an optionee's employment or consultancy is terminated by reason of the optionee's death, the option will be exercisable for such period following death as is determined by the Board subject to the stated term of the option.

     The granting of stock options under the 1990 Incentive Plan by the Board is subjective and is dependent upon, among other things, an employee's individual performance. See "Participation in the 1990 Incentive

Plan." Therefore, future option grants to executive officers or employees under the 1990 Incentive Plan are not determinable. The 1990 Incentive Plan does however limit the number of shares subject to an option that may be granted to any employee in any one fiscal year to 1,200,000 shares, except with respect to a newly hired employee who may also receive a one-time grant of up to 1,600,000 shares upon acceptance of employment with Sun.

     STOCK APPRECIATION RIGHTS

     The Board may also grant non-transferable Stock Appreciation Rights ("SARs") in conjunction with related options, entitling the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Board) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the related option for such shares. The exercise of a SAR will result in cancellation of the related option or, conversely the exercise of the related option will result in cancellation of the SAR. No SARs had been granted under the 1990 Incentive Plan as of September 14, 1999.

     STOCK PURCHASE RIGHTS

     The Board may grant participants Stock Purchase Rights to purchase stock either alone, in addition to, or in tandem with other awards under the 1990 Incentive Plan and/or cash awards made outside of the 1990 Incentive Plan (at a price of not more than $0.00067 per share, the par value of Sun's Common Stock, in the case of participants who are subject to Section 16(b) of the Exchange
Act) for limited periods of up to 60 days under such terms, conditions and restrictions as the Board may apply. Other than Stock Purchase Rights granted under the Special Reserve, the stock so purchased will be subject to Sun's repurchase option exercisable upon the voluntary or involuntary termination of employment of the employee. The repurchase option applicable to shares of stock so granted (other than shares granted under the Special Reserve) shall lapse as to not more than 50% of the shares subject to the Stock Purchase Right on a date not earlier than 2-1/2 years from the date of grant and as to the remaining shares on a date not earlier than 5 years from the date of grant. Stock Purchase Rights granted from the Special Reserve shall be subject to such vesting restrictions as determined in the discretion of the Board.

     The granting of Stock Purchase Rights under the 1990 Incentive Plan by the Board is subjective and is tied to an employee's individual performance. Such rights are most commonly granted to new key employees and, less frequently, to executive officers to reward extraordinary performance or to aid in retention. See "Report of Compensation Committee of the Board on Executive Compensation." Therefore, future grants of Stock Purchase Rights to any employee under the 1990 Incentive Plan are not determinable.

     LONG-TERM PERFORMANCE AWARDS

     The Board may also grant long-term performance awards under the 1990 Incentive Plan ("Long-Term Performance Awards") either alone or in tandem with other awards granted under the 1990 Incentive Plan and/or awards made outside of the 1990 Incentive Plan. Such awards are bonus awards that shall be payable in cash or Common Stock and shall be based on Sun, subsidiary and/or individual performance factors or upon such other criteria as the Board may deem appropriate. Performance factors may vary from participant to participant, group to group, and period to period.

     No Long-Term Performance Awards were granted to any employee during the last fiscal year.

     DEFERRALS UNDER THE PLAN

     The Board may also permit participants to elect to defer receipt of benefits under the 1990 Incentive Plan or make automatic deferrals. The Board may also provide and determine the amount of any deemed earnings for amounts deferred under the 1990 Incentive Plan.

     ADJUSTMENTS FOR STOCK DIVIDENDS, MERGERS AND OTHER EVENTS

     The Board is authorized to make appropriate adjustments in connection with outstanding awards under the 1990 Incentive Plan to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Board in its discretion may provide for substitution or adjustment in, or may accelerate or adjust such awards.

     AMENDMENT AND TERMINATION

     The Board may amend, alter or discontinue the 1990 Incentive Plan at any time, but such amendment, alteration or discontinuation shall not adversely affect any stock options, SARs, Stock Purchase Rights, or Long-Term Performance Awards then outstanding under the 1990 Incentive Plan, without the participant's consent. Subject to the specific terms of the 1990 Incentive Plan described above, the Board may accelerate any award or option or waive any conditions or restrictions pertaining to such award or option at any time. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act or Section 422A of the Code (or any other applicable law or regulation), Sun shall obtain stockholder approval of any 1990 Incentive Plan amendment in such a manner and to such a degree as is required.

              CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

     The following is only a brief summary of the effect of federal income taxation upon the recipient and Sun under the 1990 Incentive Plan based upon the Code. This summary does not purport to be complete and does not discuss the income tax laws of any municipality, state or country outside of the United States in which an optionee may reside.

     STOCK OPTIONS

     If an option granted under the 1990 Incentive Plan is an ISO, the optionee will recognize no income upon grant of the ISO and will incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. Sun will not be allowed a deduction for federal income tax purposes as a result of the exercise of an ISO regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the ISO and one year after exercise by the optionee, any gain (or loss) will be treated as long-term capital gain (or loss). If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such premature disposition may apply if the optionee is subject to Section 16 of the Exchange Act. Sun will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain (or loss) recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain (or loss).

     All options that do not qualify as ISOs are taxed as NSOs. An optionee will not recognize any taxable income at the time he or she is granted a NSO. However, upon the exercise of a NSO, the optionee will recognize ordinary income measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is subject to
Section 16 of the Exchange Act, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of Sun will be subject to tax withholding by Sun by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). Sun will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a NSO.

     STOCK APPRECIATION RIGHTS

     A recipient will not recognize any taxable income in connection with the grant of a SAR in connection with a stock option. On exercise of a SAR, the recipient will generally recognize ordinary income in the year of exercise in an amount equal to the difference between the exercise price (if any) of the SAR and the fair market value of the SAR (computed with reference to the Common Stock of Sun) at the time of exercise. If the recipient is an employee, such amount will be subject to withholding by Sun. As a general rule, Sun will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the SAR.

     If the recipient receives shares of Common Stock of Sun upon exercise of a SAR, the tax consequences on purchase and sale of such shares will be the same as those discussed above for NSOs.

     STOCK PURCHASE RIGHTS

     Stock Purchase Rights will generally be subject to the tax consequences discussed above for NSOs.

     LONG-TERM PERFORMANCE AWARDS

     A recipient generally will not recognize any taxable income in connection with the grant of a Long-Term Performance Award. At the time the performance award vests (unless a Section 83(b) election is timely filed at the time of grant), the recipient will generally recognize ordinary income in an amount equal to the fair market value of the award (computed with reference to the Common Stock of Sun) at the time of vesting. If the recipient is an employee, any amount included in income will be subject to withholding by Sun. As a general rule, Sun will be entitled to a tax deduction in the amount and at the time the recipient recognizes ordinary income with respect to the Long-Term Performance Award included as ordinary income by the recipient.

     CAPITAL GAINS

     Capital gains are grouped and netted by holding periods. Net capital gains on assets held for twelve months or less is currently taxed at the individual's highest federal ordinary income tax rate. Net capital gains on assets held for more than 12 months is currently taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     PARTICIPATION IN THE 1990 INCENTIVE PLAN


     The grant of options, SARs, Stock Purchase Rights, stock bonus awards and Long-Term Performance Awards under the 1990 Incentive Plan to employees, including the executive officers named in the Summary Compensation Table, is subject to the discretion of the Board. As of the date of this Proxy Statement, there has been no determination by the Board with respect to future awards under the 1990 Incentive Plan. Accordingly, future awards are not determinable. Non-employee Directors are not eligible to participate in the 1990 Incentive Plan. No SARs or Long-Term Performance Awards were granted during the last fiscal year. As of September 14, 1999, the fair market value of Sun's Common Stock was $85.375 per share, which was the closing sale price reported by The Nasdaq Stock Market. The following table sets forth information with respect to the grant of options to the executive officers named in the Summary Compensation Table, to all current executive officers as a group and to all other employees as a group during the last fiscal year:

                             AMENDED PLAN BENEFITS
                              1990 INCENTIVE PLAN


                                                        SECURITIES UNDERLYING   AVERAGE WEIGHTED EXERCISE
                  NAME OF INDIVIDUAL                     OPTIONS GRANTED(#)       PRICE PER SHARE($/SH)
                  ------------------                    ---------------------   -------------------------
Scott G. McNealy......................................          100,000                 $50.1250
  Chairman of the Board of Directors and Chief
  Executive Officer
Edward J. Zander......................................          500,000                 $50.1250
  President and Chief Operating Officer
William N. Joy........................................           70,000                 $23.9375
  Founder and Chief Scientist.........................          500,000                 $50.1250
Michael E. Lehman.....................................          100,000                 $50.1250
  Vice President, Corporate Resources and Chief
  Financial Officer
William J. Raduchel...................................           75,000                 $50.1250
  Chief Strategy Officer
All current executive officers as a group.............        2,375,000                 $  45.31
All other employees as a group........................       17,327,080                 $  45.42


     MANAGEMENT RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE 1990 LONG-TERM EQUITY INCENTIVE PLAN.

                                  PROPOSAL IV

                              SHAREHOLDER PROPOSAL


     The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C. 20005, owner of 75,384 shares of Sun's Common Stock (as of the date of the submission) has submitted the following proposal:


SHAREHOLDER PROPOSAL CONCERNING INDEPENDENT CHAIRPERSON OF THE BOARD OF
DIRECTORS

     BE IT RESOLVED: That the stockholders of Sun Microsystems (the Company) recommend that the Board of Directors take steps necessary to amend the Company's Bylaws to require that the Board's Chairperson be an Independent Director. For purposes of this proposal, the stockholders further recommend that the term "Independent Director" means a director who (i) has not been employed by the Company in an executive capacity within the last five years; (ii) is not, and is not affiliated with a company that is, an advisor or consultant to the Company; (iii) is not affiliated with a significant customer or supplier of this Company; (iv) has no personal services contract(s) with the Company; (v) is not affiliated with a not-for-profit entity that receives significant contributions from the Company; (vi) within the last five years, has not had any business relationship with the company (other than service as a director) for which the Company has been required to make disclosure under the Regulation S-K of the Securities and Exchange Commission; (vii) is not employed by a public company at which an executive officer of the Company serves as a director; (viii) has not had a relationship described in (i) through (vii) above with any affiliate of the Company; and (ix) is not a member of the immediate family of any person described in (i) through (viii) above. This provision may only be amended by the affirmative vote of a majority of the holders of the outstanding common stock of the company.

SHAREHOLDER'S SUPPORTING STATEMENT


     How important is the Board of Directors: As a trust fund with approximately 1,000,000 participants, as owner of some 75,384 shares of the Company's stocks, the Pension Benefit Fund (PBF) believes that the Board -- and most particularly its Chairperson -- is of paramount importance. This is why we are sponsoring this proposal which urges the Board to amend the Company's Bylaws so that the Board's leader will be a person who is independent of the Company and its officers. Through this proposal, we seek to promote strong, objective leadership on the Board.

     A Board of Directors must formulate corporate policies and monitor management's implementations of their policies. The Chairperson is responsible for leading the Board in these tasks and ensuring that directors are given the information necessary to perform their duties. In our view, when the Board's Chairperson is also an officer, employee or otherwise closely related to the Company's management, it is difficult to objectively perform this monitoring and evaluation function. We believe that an independent Chairperson would best ensure that the interests of stockholders are served, rather than the interest of management.

     The benefits of independent directors are generally well accepted. The New York Stock Exchange, for example, requires that at least two members of the board of a listed company, and all members of the company's audit committee, must meet the Exchange's standards of independence. The Investment Company Act of 1940 (the Law that governs the activities of investment companies) also includes an independent director provision, generally requiring investment company boards to be comprised of at least 40 percent "disinterested" directors.

OPPOSING STATEMENT FROM THE BOARD OF DIRECTORS OF SUN


     The Board of Directors opposes this proposal for the following reasons:



     The Board of Directors believes that Sun is best served by having the Chief Executive Officer serve as Chairman of the Board to act as a bridge between the Board and the operating organization and to provide critical leadership for our strategic initiatives. Sun's past success supports our current leadership structure.



     The Chief Executive Officer has also served as Chairman of the Board since December 1984. Since this date, Sun's annual revenues have increased from $38.860 million as of June 30, 1984 to $11.726 billion as of June 30, 1999, which is an average annual growth rate of 72%. Since June 30, 1984, Sun's earnings per share has experienced an average annual growth rate of 58% (excluding all one-time charges). Since Sun's initial public offering on March 4, 1986, the per share price of our stock as traded on The Nasdaq Stock Market has increased 6,788% (based on the closing price reported by The Nasdaq Stock Market on 6/30/99) and our market capitalization has increased from $419.9 million to $53.5 billion on June 30, 1999 (based on the closing price reported by The Nasdaq Stock Market on 6/30/99). Our number of employees has also increased from 1,223 at March 4, 1986 to 29,669 at June 30, 1999.


     Our results during fiscal 1999 are impressive as well. As of the fiscal year ended June 30, 1999, compared to the fiscal year ended June 30, 1998, Sun's annual revenues grew from $9.791 billion to $11.726 billion (or 20%) and our earnings per share grew from $1.15 per share to $1.42 per share, or 23% (adjusted to reflect the recent stock dividend paid on April 8, 1999 and excluding all one-time charges). In addition, our stock price appreciated from $21.72 per share to $68.88 per share, or 217%, (based on closing prices reported by The Nasdaq Stock Market on 6/30/98 and 6/30/99, respectively) and our market capitalization grew from $16.4 billion to $53.5 billion (based on the closing prices reported by The Nasdaq Stock Market on 6/30/98 and 6/30/99, respectively).

     The Board of Directors feels that Sun's success under the current structure speaks for itself. We also recognize the importance of having independent, non-management directors. Currently, except for the Chairman & Chief Executive Officer, none of the directors is an officer or employee of Sun. Notably, all of the members on our Nominating, Audit and Compensation Committees are independent members of the Board. The Compensation Committee evaluates the performance of our executive officers, including the Chief Executive Officer, and establishes compensation plans for these officers that are directly linked to continuous improvements in corporate performance and increases in stockholder value. Our Board of Directors and the Nominating Committee are committed to an extremely high quality and diverse membership of the Board. Our Board consists of a highly effective combination of individuals with a variety of relevant industry knowledge, business insight, professional expertise, personal experience, historical perspective and independent judgment. These independent Board members, together with Mr. McNealy serving as Chairman and Chief Executive Officer, have provided Sun with the high quality, objective leadership necessary for Sun's success. We believe our current structure will continue to provide such leadership.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE ABOVE SHAREHOLDER PROPOSAL.

                 NOTICE OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending June 30, 2000. Ernst & Young LLP has served as Sun's independent auditors since 1982. The Board of Directors, in its discretion, may direct appointment of new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interests of Sun and our stockholders. We expect representatives of Ernst & Young LLP to attend the Annual Meeting, have the opportunity to make a statement if they desire to do so, and be available to answer appropriate questions.

                                 OTHER MATTERS

     We do not know of any other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS


     If you want us to consider including a proposal in our Proxy Statement for our 2000 Annual Meeting of Stockholders you must deliver a copy of your proposal to Sun's Secretary at our principal executive office at 901 San Antonio Road, Palo Alto, California 94303 no later than June 5, 2000.


     If you intend to present a proposal at Sun's 2000 Annual Meeting, but you do not intend to have it included in our 2000 Proxy Statement, you must deliver a copy of your proposal to Sun's Secretary at our principal executive office listed above no later than August 2, 2000 and no earlier than July 3, 2000. If the date of Sun's 2000 Annual Meeting is more than 30 calendar days before or after the date of our 1999 Annual Meeting, your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2000 Annual Meeting. If we do not receive notice of your proposal within this time frame, our management will use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: October 1, 1999

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             SUN MICROSYSTEMS, INC.

Michael E. Lehman and Michael H. Morris, certify that:

     1. They are the Vice President, Corporate Resources and Chief Financial Officer and Vice President, General Counsel and Secretary, respectively, of Sun Microsystems, Inc., a Delaware corporation (the "Corporation").

     2. That Section (a) of Article 4 of the Restated Certificate of Incorporation of the Corporation now reads:

        "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is One Billion Eight Hundred Ten Million (1,810,000,000), of which One Billion Eight Hundred Million (1,800,000,000) shall be Common Stock with a par value of $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

        is amended to read as follows:

        "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock". The total number of shares which the Corporation shall have authority to issue is Three Billion Six Hundred Ten Million (3,610,000,000), of which Three Billion Six Hundred Million (3,600,000,000) shall be Common Stock with a par value of $0.00067 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $0.001 per share."

     3. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing Certificate of Amendment of the Restated Certificate of Incorporation has been duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware Corporations Code. The total number of outstanding shares of Common Stock of the Corporation is 780,552,918. No shares of Preferred Stock are outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock.

     We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing Certificate of Amendment are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and the Certificate of Amendment to be signed by Michael E. Lehman, Vice President, Corporate Resources and Chief Financial Officer and attested by Michael H. Morris, Vice President, General Counsel and Secretary this 11th day of November, 1999.

                                          SUN MICROSYSTEMS, INC.

                               [Corporate Seal]
                                                           --------------------------------------------------------
                                                           Michael E. Lehman

                               ATTEST:
                                                           --------------------------------------------------------
                                                           Michael H. Morris

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                             SUN MICROSYSTEMS, INC.

                       1999 ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder of Sun Microsystems, Inc., hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 1, 1999, and hereby appoints Scott G. McNealy and Michael H. Morris or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at Sun's 1999 Annual Meeting of Stockholders to be held on Wednesday, November 10, 1999, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present on the following matters. The meeting will begin at 10:00 a.m. (registration will begin at 9:00 a.m.) at Sun's Menlo Park offices at 10 Network Circle (Building 10), Willow Road at Bayfront Expressway, Menlo Park, California.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION AND THE AMENDMENTS TO THE 1990 LONG-TERM EQUITY INCENTIVE PLAN, AGAINST THE SHAREHOLDER PROPOSAL RELATING TO AN INDEPENDENT CHAIRPERSON AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


   THE BOARD RECOMMENDS A VOTE FOR PROPOSALS 1, 2 & 3 AND AGAINST PROPOSAL 4.


1. ELECTION OF DIRECTORS:

NOMINEES: Scott G. McNealy; James L. Barksdale; L. John Doerr; Judith L. Estrin; Robert J. Fisher; Robert L. Long; M. Kenneth Oshman;

FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]



--------------------------------------
For all nominees except as noted above

2. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION:

Proposal to approve an amendment to Sun's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $0.00067 per share, which Sun is authorized to issue from 1,800,000,000 shares to 3,600,000,000 shares;

FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]

3. AMENDMENTS TO THE 1990 LONG-TERM EQUITY INCENTIVE PLAN:

Proposal to approve amendments to the 1990 Long-Term Equity Incentive Plan to
(i) increase the number of shares of Common Stock reserved for issuance thereunder by 37,000,000 shares of Common Stock to an aggregate of 275,800,000 shares and (ii) extend the term of the plan to October 15, 2010; and

FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]




4. SHAREHOLDER PROPOSAL RELATING TO AN INDEPENDENT CHAIRPERSON:

Shareholder Proposal to amend Sun's Bylaws to require that the Board of Directors' Chairperson be an Independent Director.

FOR  [ ]                AGAINST  [ ]                ABSTAIN  [ ]


and, in their discretion, upon such other matter or matters which may properly come before the Annual Meeting and any adjournment(s) thereof.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.  [ ]




Signature:                                  Date
          --------------------------            ---------------------------


Signature:                                  Date
          --------------------------            ---------------------------

                             SUN MICROSYSTEMS, INC.

                      1990 LONG-TERM EQUITY INCENTIVE PLAN

                         (AMENDED AS OF AUGUST 11, 1999)

           1. Purpose of the Plan. The purpose of the Sun Microsystems, Inc. 1990 Long-Term Equity Incentive Plan is to enable Sun Microsystems, Inc. to provide an incentive to eligible employees, consultants and Officers whose present and potential contributions are important to the continued success of the Company, to afford them an opportunity to acquire a proprietary interest in the Company, and to enable the Company to enlist and retain in its employ the best available talent for the successful conduct of its business. It is intended that this purpose will be effected through the granting of (a) stock options,
(b) stock purchase rights, (c) stock appreciation rights, and (d) long-term performance awards.

           2. Definitions. As used herein, the following definitions shall apply:

                 (a) "Board" means the Board of Directors of the Company.

                 (b) "Code" means the Internal Revenue Code of 1986, as amended.

                 (c) "Committee" means the Committee or Committees referred to in Section 5 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

                 (d) "Common Stock" means the Common Stock, $0.00067 par value (as adjusted from time to time), of the Company.

                 (e) "Company" means Sun Microsystems, Inc., a corporation organized under the laws of the state of Delaware, or any successor corporation.

                 (f) "Director" means a member of the Board.

                 (g) "Disability" means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

                 (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 (i) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                         (i) the last reported sale price of the Common Stock of
the Company on the NASDAQ National Market System or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices, or

                         (ii) if such Common Stock shall then be listed on a
national securities exchange, the last reported sale price or, if no such reported sale takes place on any such day, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or

                         (iii) if such Common Stock shall not be quoted on such
National Market System nor listed or admitted to trading on a national securities exchange, then the average of the closing bid and asked prices, as reported by The Wall Street Journal for the over-the-counter market, or

                         (iv) if none of the foregoing is applicable, then the
Fair Market Value of a share of Common Stock shall be determined by the Board in its discretion.

                 (j) "Incentive Stock Option" means an Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.
                 (k) "Long-Term Performance Award" means an award under Section 10 below. A Long-Term Performance Award shall permit the recipient to receive a cash or stock bonus (as determined by the Committee) upon satisfaction of such performance factors as are set out in the recipient's individual grant. Long-Term Performance Awards will be based upon the achievement of Company, Subsidiary and/or individual performance factors or upon such other criteria as the Committee may deem appropriate.

                 (l) "Nonstatutory Stock Option" means any Option that is not an Incentive Stock Option.

                 (m) "Officer" means an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                 (n) "Option" means any option to purchase shares of Common Stock granted pursuant to Section 7 below.

                 (o) "Plan" means this 1990 Long-Term Equity Incentive Plan, as hereinafter amended from time to time.

                 (p) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 9 below.

                 (q) "Right" means and includes Stock Appreciation Rights and Stock Purchase Rights granted pursuant to the Plan.

                 (r) "Special Reserve" means a number of shares reserved and available for issuance under the terms of the Plan equal to 3% of the total shares reserved under the Plan as determined by and set forth under Section 4 below as such section may be amended from time to time in accordance with the terms of this Plan.

                 (s) "Stock Appreciation Right" means an award made pursuant to
Section 8 below, which right permits the recipient to receive an amount of Common Stock or cash equal in value to the difference between the Fair Market Value of Common Stock on the date of grant of the Option and the Fair Market Value of Common Stock on the date of exercise of the Stock Appreciation Right.

                 (t) "Stock Purchase Right" means the right to purchase Common Stock pursuant to a restricted stock purchase agreement entered into between the Company and the purchaser under Section 9 below.

                 (u) "Subsidiary" means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or by a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or by a Subsidiary.

                 In addition, the term "Rule 16b-3", and the term
"Performance Period" shall have the meanings set forth in Section 5(a), and
Section 10, respectively.

           3. Eligible Participants. Any Officer, consultant, or other employee of the Company or of a Subsidiary whom the Committee deems to have the potential to contribute to the future success of the Company shall be eligible to receive awards under the Plan; provided, however, that any Options intended to qualify as Incentive Stock Options shall be granted only to employees of the Company or its Subsidiaries.

           4. Stock Subject to the Plan. Subject to Sections 11 and 12, the total number of shares of Common Stock reserved and available for distribution pursuant to the Plan shall be

275,800,000 shares. The shares may be authorized, but unissued, or reacquired Common Stock. Subject to Sections 11 and 12 below, if any shares of Common Stock that have been optioned under an Option cease to be subject to such Option (other than through exercise of the Option), or if any Right, Option or Long-Term Performance Award granted hereunder is forfeited or any such award otherwise terminates prior to the issuance to the participant of Common Stock, the shares (if any) that were reserved for issuance pursuant to such Right, Option or Long-Term Performance Award shall again be available for distribution in connection with future awards or Option grants under the Plan; provided, however, that shares of Common Stock that have actually been issued under the Plan, whether upon exercise of an Option or Right or in satisfaction of a Long-Term Performance Award, shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan.

           5.    Administration.

                 (a) Procedure.

                         (i) Multiple Administrative Bodies. The Plan may be
administered by different Committees with respect to different groups of service providers.

                         (ii) Section 162(m). To the extent that a Committee
determines it to be desirable to qualify awards granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee consisting solely of two or more "outside directors" within the meaning of Section 162(m) of the Code.

                         (iii) Rule 16b-3. To the extent desirable to qualify
transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3"), the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

                         (iv) Other Administration. Other than as provided
above, the Plan shall be administered by (A) the Board, or (B) a Committee, which committee shall be constituted to satisfy applicable securities laws, Delaware corporate law and the Code.

                 (b) Authority. A Committee, if there be one, shall have full power to implement and carry out the Plan, subject to the general purposes, terms, and conditions of the Plan and to the direction of the Board (including the specific duties delegated by the Board to such Committee), which power shall include, but not be limited to, the following:

                         (i) to select the Officers, consultants and other
employees of the Company and/or its Subsidiaries to whom Options, Rights and/or Long-Term Performance Awards may from time to time be granted hereunder;

                         (ii) to determine whether and to what extent Options,
Rights and/or Long-Term Performance Awards, or any combination thereof, are granted hereunder; (iii) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

                         (iii) to determine the number of shares of Common Stock
to be covered by each such award granted hereunder;

                         (iv) to approve forms of agreement for use under the
Plan;

                         (v) to determine the terms and conditions, not
inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option or other award and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion);

                         (vi) to determine whether and under what circumstances
an Option may be settled in cash or Restricted Stock under Section 7(j) instead of Common Stock;

                         (vii) to determine the form of payment that will be
acceptable consideration for exercise of an Option or Right granted under the Plan;

                         (viii) to determine whether, to what extent and under
what circumstances Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

                         (ix) to reduce the exercise price of any Option or
Right;

                         (x) to determine the terms and restrictions applicable
to Stock Purchase Rights and the Restricted Stock purchased by exercising such Rights; and

                         (xi) to allow participants to satisfy withholding tax
obligations by electing to have the Company withhold from the shares of Common Stock to be issued upon exercise of an award that number of shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a participant to have shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable and shall be subject to the consent or disapproval of the Committee.

                 The Committee shall have the authority to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

           6. Duration of the Plan. The Plan shall remain in effect until terminated by the Board under the terms of the Plan, provided that in no event may Incentive Stock Options be granted under the Plan later than October 15, 2010.

           7. Stock Options. The Committee, in its discretion, may grant Options to eligible participants and shall determine whether such Options shall be Incentive Stock Options or Nonstatutory Stock Options. Each Option shall be evidenced by a written Option agreement which shall expressly identify the Option as an Incentive Stock Option or as a Nonstatutory Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate. Without limiting the foregoing, the Committee may, at any time, or from time to time, authorize the Company, with the consent of the respective recipients, to issue new Options including Options in exchange for the surrender and cancellation of any or all outstanding Options or Rights. Option agreements shall contain the following terms and conditions:

                 (a) Exercise Price; Number of Shares. The exercise price of the Option, which shall be approved by the Committee, must be equal to or greater than the Fair Market Value of the Common Stock at the time the Option is granted; provided, however, that in the case of a Nonstatutory Stock Option, the price may be less than (but no less than 85%) of the Fair Market Value of the Common Stock on the date the Option is granted, if such Option is granted, in the discretion of the Board or Committee, as the case may be, expressly in lieu of a reasonable amount of salary or compensation due the recipient of the Option. In addition, Nonstatutory Stock Options may be granted at an exercise price less than Fair Market Value of the Common

Stock at the time the Option is granted, provided that such grant is out of and subject to the limitations of the Special Reserve and, provided further, that in the case of an individual subject to Section 16 of the Exchange Act, the exercise price shall be no less than 50% of the Fair Market Value of the Common Stock on the date the Option is granted.

                 The Option agreement shall specify the exercise price and the number of shares of Common Stock to which it pertains.

                 (b) Waiting Period; Exercise Dates; Term. At the time an Option is granted, the Committee will determine the terms and conditions to be satisfied before shares may be purchased, including the dates on which shares subject to the Option may first be purchased. The Committee may specify that an Option may not be exercised until the completion of the waiting period specified at the time of grant. (Any such period is referred to herein as the "waiting period.") At the time an Option is granted, the Committee shall fix the period within which such Option may be exercised, which shall not be less than the waiting period, if any, nor, in the case of an Incentive Stock Option, more than 10 years from the date of grant.

                 (c) Form of Payment. The consideration to be paid for the shares of Common Stock to be issued upon exercise of an Option, including the method of payment, shall be determined by the Committee (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (i) cash, (ii) certified or cashier's check, (iii) promissory note, (iv) other shares of Common Stock (including, in the discretion of the Committee, Restricted Stock) which (x) either have been owned by the optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which said Option shall be exercised, (v) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, (vi) delivery of an irrevocable subscription agreement for the shares which obligates the option holder to take and pay for the shares not more than 12 months after the date of delivery of the subscription agreement or (vii) any combination of the foregoing methods of payment.

                 (d) Effect of Termination of Employment, Retirement or Death of Employee Participants. In the event that an optionee during his or her lifetime ceases to be an employee of the Company or of any Subsidiary for any reason, including retirement, any Option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination of employment, shall expire within such time period as is determined by the Committee; provided, however, that in the case of an Incentive Stock Option the Option shall expire unless exercised within a period of 90 days from the date on which the optionee ceased to be an employee, but in no event after the expiration of the term of such Option as set forth in the Option agreement. If in any case the Committee shall determine that an employee shall have been discharged for Just Cause (as defined below) such employee shall not thereafter have any rights under the Plan or any Option that shall have been granted to him or her under the Plan. For purposes of this Section, "Just Cause" means the termination of employment of an employee shall have taken place as a result of (i) willful breach or neglect of duty; (ii) failure or refusal to work or to comply with the Company's rules, policies, and practices; (iii) dishonesty; (iv) insubordination; (v) being under the influence of drugs (except to the extent medically prescribed) or alcohol while on duty or on Company premises; (vi) conduct endangering, or likely to endanger, the health or safety of another employee; or (vii) conviction of a felony. In the event of the death of an employee optionee, that portion of the Option which had become exercisable on the date of death shall be exercisable by his or her personal representatives, heirs, or legatees within six months or such time period as is determined by the Committee (but in the case of an Incentive Stock Option, in no event after the expiration of the term of such Option as set forth in the Option agreement). In the event of the death of an optionee within one month after termination of employment or service, that portion of the Option which had become exercisable on the date of termination shall be exercisable by his or her personal representatives, heirs, or legatees within six months or such time period as is determined by the Committee (but in the case of an Incentive Stock Option, in no event after the expiration of the term of such Option as set forth in the Option agreement.) In the event that an optionee ceases to be an employee of the Company or of any Subsidiary for any reason, including death or retirement, prior to the lapse of the waiting period, if any, his or her Option shall terminate and be null and void to the extent unvested.

                 (e) Leave of Absence. The employment relationship shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave;
(iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than 90 days (or not more than 30 days for unpaid leave), unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing; or (iv) in the case of transfer between locations of the Company or between the Company, its Subsidiaries or its successor. In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Option while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event shall an Option be exercised after the expiration of the term set forth in the Option agreement.

                 (f) Acceleration of Exercisability or Waiting Period. The Committee may accelerate the earliest date on which outstanding Options (or any installments thereof) are exercisable.

                 (g) Special Incentive Stock Option Provisions. In addition to the foregoing, Options granted under the Plan which are intended to be Incentive Stock Options under Section 422 of the Code shall be subject to the following terms and conditions:

                         (i) Dollar Limitation. To the extent that the aggregate
Fair Market Value of the shares of Common Stock with respect to which Options designated as Incentive Stock Options become exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of the preceding sentence, (i) Options shall be taken into account in the order in which they were granted and (ii) the Fair Market Value of the shares shall be determined as of the time the Option with respect to such shares is granted.

                         (ii) 10% Stockholder. If any person to whom an
Incentive Stock Option is to be granted pursuant to the provisions of the Plan is, on the date of grant, the owner of Common Stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, then the following special provisions shall be applicable to the Incentive Stock Option granted to such individual:

                                (A) The exercise price per share of the Common
Stock subject to such Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the date of grant; and

                                (B) The Option shall not have a term in excess
of five years from the date of grant.

                 Except as modified by the preceding provisions of this Subsection 7(g) and except as otherwise required by Section 422 of the Code, all of the provisions of the Plan shall be applicable to the Incentive Stock Options granted hereunder.

                 (h) Other Provisions. Each Option granted under the Plan may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Committee.

                 (i) Options to Consultants. Options granted to consultants shall not be subject to Sections 7(b) and 7(d) of the Plan, but shall have such terms and conditions pertaining to waiting period (if any), exercise date, and effect of termination of the consulting relationship as the Committee shall determine in each case.

                 (j) Buyout Provisions. The Committee may at any time offer to buy out, for a payment in cash or Common Stock (including Restricted Stock), an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made. Any such offer made to an Officer or Director shall comply with the applicable provisions of Rule 16b-3. This provision is intended only to clarify the powers of the Committee and shall not in any way be deemed to create any rights on the part of optionees to receive buyout offers or payments.

                 (k) Limitations on Grants to Employees. Notwithstanding anything to the contrary herein, the following limitations shall apply to grants of Options:

                         (i) No eligible participant shall be granted, in any
fiscal year of the Company, Options to purchase more than 1,200,000 shares.

                         (ii) In connection with his or her initial employment,
an eligible participant may be granted Options to purchase up to an additional 1,600,000 shares which shall not count against the limit set forth in subsection
(i) above.

                         (iii) The foregoing limitations shall be adjusted
proportionately in connection with any change in the Company's capitalization as described in Section 11.

                         (iv) If an Option is cancelled (other than in
connection with a transaction described in Section 12), the cancelled Option will be counted against the limit set forth in this paragraph k. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

           8. Stock Appreciation Rights. Stock Appreciation Rights may be granted only in connection with an Option, either concurrently with the grant of the Option or at any time thereafter during the term of the Option. The following provisions apply to such Stock Appreciation Rights.

                 (a) Exercise of Right. The Stock Appreciation Right shall entitle the optionee to exercise the Right by surrendering to the Company unexercised a portion of the underlying Option as to which Optionee has a right to exercise. The Optionee shall receive in exchange from the Company an amount in cash or Common Stock equal in value to the excess of (x) the

Fair Market Value on the date of exercise of the Right of the Common Stock covered by the surrendered portion of the underlying Option over (y) the exercise price of the Common Stock covered by the surrendered portion of the underlying Option, as determined in accordance with Section 7(a) above. Notwithstanding the foregoing, the Committee may place limits on the amount that may be paid upon exercise of a Stock Appreciation Right; provided, however, that such limit shall not restrict the exercisability of the underlying Option.

                 (b) Option Cancelled. When a Stock Appreciation Right is exercised, the underlying Option, to the extent surrendered, shall no longer be exercisable.

                 (c) Exercisability Requirement. A Stock Appreciation Right shall be exercisable only when and to the extent that the underlying Option is exercisable and shall expire no later than the date on which the underlying Option expires.

                 (d) In-the-Money Requirement. A Stock Appreciation Right may only be exercised at a time when the Fair Market Value of the Common Stock covered by the underlying Option exceeds the exercise price of the Common Stock covered by the underlying Option.

                 (e) Incentive Stock Option Requirements. In the event that a Stock Appreciation Right is granted that relates to an Incentive Stock Option, such Right shall contain such additional or different terms as may be necessary under applicable regulations to preserve treatment of the Incentive Stock Option as such under Section 422 of the Code.

                 (f) Form of Payment. The Company's obligation arising upon the exercise of a Stock Appreciation Right may be paid currently or on a deferred basis (with such interest or earnings equivalent as may be determined by the Committee), and may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Committee in its sole discretion may determine. Shares of Common Stock issued upon the exercise of a Stock Appreciation Right shall be valued at the Fair Market Value of the Common Stock as of the date of exercise.

           9.    Stock Purchase Rights.

                 (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Committee determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that such person shall be entitled to purchase, the price to be paid, which price in the case of individuals subject to Section 16 of the Exchange Act shall not be more than $0.00067 per share (the par value of the Company's Common Stock, as adjusted from time to time, and the minimum price permitted by the Delaware General Corporation Law), and the time within which such person must accept such offer, which shall in no event exceed 60 days from the date the Stock Purchase Right was granted. The offer shall be accepted by execution of a Restricted Stock purchase agreement in the form determined by the Committee. Shares purchased pursuant to the grant of a Stock Purchase Right shall be referred to herein as "Restricted Stock."

                 (b) Repurchase Option. The Restricted Stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or Disability). The purchase price for shares repurchased pursuant to the Restricted Stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness



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
of the purchaser to the Company. The repurchase option shall lapse as to not more than 50% of such shares at a date not earlier than 2-1/2 years from the date of grant of the Restricted Stock and as to the remaining shares at a date not earlier than 5 years from the date of grant of the Restricted Stock. The Committee shall exercise its repurchase option in accordance with the above. Notwithstanding the foregoing, with respect to Restricted Stock granted out of and subject to the restrictions of the Special Reserve, the Committee may in its discretion exercise its repurchase option and such repurchase option shall lapse as to such shares at such a rate as the Committee may, in its discretion, determine.

                 (c) Other Provisions. The Restricted Stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion. In addition, the provisions of Restricted Stock purchase agreements need not be the same with respect to each purchaser.

           10.   Long-Term Performance Awards.

                 (a) Awards. Long-Term Performance Awards are cash or stock bonus awards that may be granted either alone, in addition to or in tandem with other awards granted under the Plan and/or awards made outside of the Plan. Long-Term Performance Awards shall not require payment by the recipient of any consideration for the Long-Term Performance Award or for the shares of Common Stock covered by such award. The Committee shall determine the nature, length and starting date of any performance period (the "Performance Period") for each Long-Term Performance Award and shall determine the performance and/or employment factors to be used in the determination of the value of Long-Term Performance Awards and the extent to which such Long-Term Performance Awards have been earned. Shares issued pursuant to a Long-Term Performance Award may be made subject to various conditions, including vesting or forfeiture provisions. Long-Term Performance Awards may vary from participant to participant and between groups of participants and shall be based upon the achievement of Company, Subsidiary and/or individual performance factors or upon such other criteria as the Committee may deem appropriate. Performance Periods may overlap and participants may participate simultaneously with respect to Long-Term Performance Awards that are subject to different Performance Periods and different performance factors and criteria. Long-Term Performance Awards shall be confirmed by, and be subject to the terms of, a written Long-Term Performance Award agreement.

                 (b) Value of Awards. At the beginning of each Performance Period, the Committee may determine for each Long-Term Performance Award subject to such Performance Period the range of dollar values and/or numbers of shares of Common Stock to be issued to the participant at the end of the Performance Period if and to the extent that the relevant measures of performance for such Long-Term Performance Award are met. Such dollar values or numbers of shares of Common Stock may be fixed or may vary in accordance with such performance or other criteria as may be determined by the Committee.

                 (c) Adjustment of Awards. Notwithstanding the provisions of
Section 19 hereof, the Committee may, after the grant of Long-Term Performance Awards, adjust the performance factors applicable to such Long-Term Performance Awards to take into account changes in the law or in accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships.



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
                 (d) Termination. Unless otherwise provided in the applicable Long-Term Performance Award agreement, if a participant terminates his or her employment or his or her consultancy during a Performance Period because of death or Disability, the Committee may in its discretion provide for an earlier payment in settlement of such award, which payment may be in such amount and under such terms and conditions as the Committee deems appropriate.

                 Unless otherwise provided in the applicable Long-Term Performance Award agreement, if a participant terminates employment or his or her consultancy during a Performance Period for any reason other than death or Disability, then such a participant shall not be entitled to any payment with respect to the Long-Term Performance Award subject to such Performance Period, unless the Committee shall otherwise determine in its discretion.

                 (e) Form of Payment. The earned portion of a Long-Term Performance Award may be paid currently or on a deferred basis (with such interest or earnings equivalent as may be determined by the Committee). Payment shall be made in the form of cash or whole shares of Common Stock, including Restricted Stock, or a combination thereof, either in a lump sum payment or in installments, all as the Committee shall determine.

                 (f) Reservation of Shares. In the event that the Committee grants a Long-Term Performance Award that is payable in cash or Common Stock, the Committee may (but need not) reserve an appropriate number of shares of Common Stock under the Plan at the time of grant of the Long-Term Performance Award. If and to the extent that the full amount reserved is not actually paid in Common Stock, the shares of Common Stock representing the portion of the reserve for that Long-Term Performance Award that is not actually issued in satisfaction of such Long-Term Performance Award shall again become available for award under the Plan. If shares of Common Stock are not reserved by the Committee at the time of grant, then (i) no shares shall be deducted from the number of shares available for grant under the Plan at that time and (ii) at the time of payment of the Long-Term Performance Award, only the number of shares actually issued to the participant shall be so deducted. If there are not a sufficient number of shares available under the Plan for issuance to a participant at the time of payment of a Long-Term Performance Award, any shortfall shall be paid by the Company in cash.

           11. Recapitalization. In the event that dividends are payable in Common Stock or in the event there are splits, subdivisions, or combinations of shares of Common Stock, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Common Stock deliverable in connection with any Option, Right or Long-Term Performance Award theretofore granted shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price (where applicable).

           12. Reorganization. In case the Company is merged or consolidated with another corporation and the Company is not the surviving corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of separation, reorganization, or liquidation of the Company, the Committee, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall, as to outstanding Options, Rights or Long-Term Performance Awards either (a) make appropriate provision for the protection of any such outstanding Options, Rights or Long-Term Performance Awards by the assumption or substitution on an equitable basis of appropriate stock of the Company or of the merged, consolidated, or otherwise reorganized corporation which will be issuable in respect to the shares



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
of Common Stock, provided that in the case of Incentive Stock Options, such assumption or substitution comply with Section 424(a) of the Code, or (b) upon written notice to the participant, provide that the Option or Right must be exercised within 30 days of the date of such notice or it will be terminated. In any such case, the Committee may, in its discretion, advance the lapse of vesting periods, waiting periods, and exercise dates.

           13. Employment or Consulting Relationship. Nothing in the Plan or any award made hereunder shall interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any recipient's employment or consulting relationship at any time, with or without cause, nor confer upon any recipient any right to continue in the employ or service of the Company or any Subsidiary.

           14. General Restriction. Each award shall be subject to the requirement that, if, at any time, the Committee shall determine, in its discretion, that the listing, quotation, registration, or qualification of the shares subject to such award upon any securities exchange or quotation system or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, such award or the issue or purchase of shares thereunder, such award may not be exercised in whole or in part unless such listing, quotation, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

           15. Rights as a Stockholder. The holder of an Option, Right or Long-Term Performance Award shall have no rights as a stockholder with respect to any shares covered by such Option, Right or Long-Term Performance Award until the date of exercise. Once an Option, Right or Long-Term Performance Award is exercised by the holder thereof, the participant shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her holding is entered upon the records of the duly authorized transfer agent of the Company. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

           16. Nonassignability of Awards. No awards made hereunder, including Options, Rights and Long-Term Performance Awards, shall be assignable or transferable by the recipient other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and in no event shall such awards be assigned or transferred in a manner that is inconsistent with the specific Plan provisions relating thereto. The designation of a beneficiary by a participant does not constitute a transfer. During the life of the recipient, an Option, Right or Long-Term Performance Award shall be exercisable only by him or her or by a transferee permitted by this Section 16.

           17. Withholding Taxes. Whenever, under the Plan, shares are to be issued in satisfaction of Options, Rights or Long-Term Performance Awards granted hereunder, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever, under the Plan, payments are to be made to participants in cash, such payments shall be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.

           18. Nonexclusivity of the Plan. Neither the adoption or amendment of the Plan by the Board, the submission of the Plan or any amendments thereto to the stockholders of the Company



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
for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board or the Committee to adopt and implement such additional compensation arrangements as it may deem desirable, including, without limitation, the awarding of cash or the granting of stock options, stock appreciation rights, stock purchase rights or long-term performance awards outside of the Plan, and such arrangements may be either generally applicable to a class of employees or consultants or applicable only in specified cases.

           19. Amendment, Suspension, or Termination of the Plan. The Board may at any time amend, alter, suspend, or terminate the Plan, but no amendment, alteration, suspension, or termination shall be made which would impair the rights of any grantee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act or under Section 422 of the Code (or any other Applicable Law), the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as is required by such Applicable Law.

           20. Effective Date of the Plan. The Plan shall become effective upon approval of the Board and shall be subject to stockholder approval within 12 months of adoption by the Board. Options, Rights and Long-Term Performance Awards may be granted and exercised under the Plan only after there has been compliance with all applicable federal and state securities laws.



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